Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Aventine Renewable Energy Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.             The present name of the Corporation is “Aventine Renewable Energy Holdings, Inc.”.  The Corporation was originally incorporated under the name “CP RS Holdings, Inc.”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 10, 2003 and a first amended and restated certificate of incorporation was filed on May 28, 2003 and a second amended and restated certificate of incorporation was filed on December 19, 2005.

2.             This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 103, 245 and 303 of the General Corporation Law of the State of Delaware in order, among other things, to put into effect and carry out the confirmation order entered by the United States Bankruptcy Court for the District of Delaware on February 24, 2010 in the reorganization proceeding styled In re Aventine Renewable Energy Holdings, Inc., et al., Case No. 09-11214(KG), which confirmed the Joint Plan of Reorganization of the Corporation, as amended, filed pursuant to Section 1121(a) of Chapter 11 of Title 11 of the United States Code.

3.             This Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the amended and restated certificate of incorporation of the Corporation.

4.             The Third Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is “Aventine Renewable Energy Holdings, Inc.” (the “Corporation”).

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock.

(a)           The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 20,000,000 shares, consisting of 15,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b)           Notwithstanding any other provision in this Article IV, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (1) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (2) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (3) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

(c)           In accordance with that certain order entered in the United States Bankruptcy Court for the District of Delaware, dated February 24, 2010, in the reorganization proceeding styled In re Aventine Renewable Energy Holdings, Inc., et al., Case No. 09-11214(KG), which confirmed the Joint Plan of Reorganization of the Corporation, as amended, filed pursuant to Section 1121(a) of the Bankruptcy Code (the “Plan”), pursuant to the Bankruptcy Code, (i) upon this Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) becoming effective pursuant to the DGCL and the satisfaction of all conditions to the effectiveness of the Plan (the “Effective Time”), each share of Common Stock, par value $0.001 per share, of the Corporation, issued and outstanding (or held as treasury shares) immediately prior to the Effective Time (the “Old Common Stock”), shall be automatically, and without any action on the part of the holders thereof, cancelled and (ii) any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, be automatically, and without any action on the part of the holders thereof, cancelled and shall cease to represent capital stock of the Corporation.

Section 4.2            Preferred Stock.

(a)           The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.

(b)           The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an amendment to this Certificate adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

Section 4.3            Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote.  Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)           Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1            Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2            Number, Election and Term.

(a)           The number of directors of the Corporation shall be specified in the bylaws; provided, however, that the number of directors may be modified from time to time exclusively by the Board pursuant to a resolution adopted by at least 66 2/3% of the Whole Board, subject to Section 5.2(c) and Section 5.4, and no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have assuming there are no vacancies.

(b)           The name of each director of the Corporation as of the effective time of this Certificate is as follows:

Name of Director	Address
Eugene Davis	5 Canoe Brook Dr. Livingston, NJ 07039

Thomas L. Manuel	400 E. Royal Lane Suite 290 Irving, TX 75039

Kurt M. Cellar	8 Old Farm Road Darien, CT 06820

Carney Hawks	399 Park Avenue 16th Floor New York, NY 10022

Doug Silverman	1330 Avenue of the Americas 26th Floor New York, NY 10019

(c)           Subject to Section 5.5 and the immediately following sentence, directors shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.  Each director of the Corporation named in Section 5.2(b) shall hold office until the annual meeting for 2011 and until his successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3            Newly Created Directorships and Vacancies.

Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders), and any director so chosen shall hold office until the next annual election or until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4            Removal.

Subject to Section 5.5, any or all of the directors may be removed from office at any time, with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5            Preferred Stock — Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws.  Except as provided therein, the affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate, except as provided in the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS

Section 7.1            Action by Written Consent.

Except as otherwise expressly provided by the terms of any series of Preferred Stock Designation permitting the holders of such series of Preferred Stock to act by written consent or permitted in this Certificate or by the Bylaws, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders, unless the Board approves in advance of the taking of such action by means of written consent in lieu of a meeting of the stockholders.

Section 7.2            Meetings.

Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the Board pursuant to a resolution adopted by a majority of the Whole Board, or (iv) a request of the holders of at least 25% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Section 7.3            Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1            Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.  If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.  Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2            Indemnification.

(a)           Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan and/or direct or indirect subsidiary (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  The right to indemnification conferred by this Section 8.2 shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director or officer of the Corporation and, to the fullest extent permitted by applicable law, shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, subject to the delivery by such Covered Person of any undertakings, if any, required by the DGCL (as it may be amended or modified from time to time) at such time .

(b)           The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights that any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Any repeal or amendment of this Section 8.2 or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)           This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, (i) notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, Section 4.1(b), Article V (with the exception of Section 5.2(a)), Article VI, Article VII or this Article IX and (ii) notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2/3% of the shares of all then outstanding shares of Common Stock, voting together as a single class, shall be required (a) to amend, alter or repeal Section 5.2(a), or (b) to alter the approvals required set forth in this clause (ii).

ARTICLE X

DGCL SECTION 203

Effective as of the business day immediately following the date on which this Certificate is filed, the Corporation expressly elects to be governed by DGCL Section 203, as amended or modified from time to time.

IN WITNESS WHEREOF, the undersigned has duly executed and acknowledged this Certificate on this 15th day of March, 2010.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]